SUB-ITEM 77Q1(a)

                               THIRD AMENDMENT TO

                           AMENDED AND RESTATED BYLAWS

                        OF AIM INTERNATIONAL MUTUAL FUNDS

                         Adopted effective June 30, 2005

The Amended and Restated Bylaws of AIM International Mutual Funds (the "Trust"), adopted effective July 30, 2003, (the "Bylaws"), are hereby amended as follows:

      1. Article VIII is hereby amended and restated to read in its entirety as follows:

                                  "ARTICLE VIII

                         INDEMNIFICATION AND ADVANCEMENT

            Section 1. Indemnification. (a) To the maximum extent permitted by law, the Trust (or applicable Portfolio) shall indemnify any person who was or is a party or is threatened to be made a party to, or is involved as a witness in, any proceeding (other than a proceeding by or in the right of the Trust or a Portfolio) by reason of the fact that such person is or was a Covered Person, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

            (b) To the maximum extent permitted by law, the Trust (or applicable Portfolio) shall indemnify any person who was or is a party or is threatened to be made a party to, or is involved as a witness in, any proceeding by or in the right of the Trust (or such Portfolio) to procure a judgment in its favor by reason of the fact that such person is or was a Covered Person, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of such proceeding.

            (c) Notwithstanding any provision to the contrary contained herein, no Covered Person shall be indemnified for any expenses, judgments, fines, amounts paid in settlement, or other liability or loss arising by reason of disabling conduct. The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the person engaged in disabling conduct.

            Section 2. Advance Payment of Indemnification Expenses. To the maximum extent permitted by law, the Trust or applicable Portfolio shall advance to any person who was or is a party or is threatened to be made a party to, or is involved as a witness in, any proceeding by reason of the fact that such person is or was a Trustee or officer of the Trust the expenses actually and reasonably incurred by such person in connection with the defense of such proceeding in advance of its final disposition. To the maximum extent permitted by law, the Trust or applicable Portfolio may advance to any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a Covered Person (other than a Trustee or officer of the Trust) the expenses actually and reasonably incurred by such person in connection

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      with the defense of such proceeding in advance of its final disposition.
      Notwithstanding any provision to the contrary contained herein, the Trust shall not advance expenses to any Covered Person (including a Trustee or officer of the Trust) unless:

            (a) the Trust or applicable Portfolio has received an undertaking by or on behalf of such Covered Person that the amount of all expenses so advanced will be paid over by such person to the Trust or applicable Portfolio unless it is ultimately determined that such person is entitled to indemnification for such expenses; and

            (b) (i) such Covered Person shall have provided appropriate security for such undertaking, or (ii) such Covered Person shall have insured the Trust or applicable Portfolio against losses arising out of any such advance payments, or (iii) either (1) the Trustees, by the vote of a majority of a quorum of qualifying Trustees, or (2) independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe that such Covered Person ultimately will be found entitled to indemnification.

            Section 3. Determination of Entitlement to Indemnification. Any indemnification required or permitted under this Article VIII (unless ordered by a court) shall be made by the Trust or applicable Portfolio only as authorized in the specific case upon a reasonable determination, based upon a review of the facts, that the Covered Person is entitled to indemnification because (i) he or she is not liable by reason of disabling conduct, or (ii) in cases where there is no liability, he or she has not engaged in disabling conduct. Such determination shall be made by (i) the vote of a majority of a quorum of qualifying Trustees; or (ii) if there are no such Trustees, or if such Trustees so direct, by independent legal counsel in a written opinion. Notwithstanding anything to the contrary in
      Section 2 of this Article VIII, if a determination that a Covered Person engaged in disabling conduct is made in accordance with this Section 3, no further advances of expenses shall be made, and all prior advances, and insurance premiums paid for by the Trust, if applicable, must be repaid.

            Section 4. Contract Rights. With respect to any person who was or is a party or is threatened to be made a party to, or is involved as a witness in, any proceeding by reason of the fact that such person is or was a Covered Person, the rights to indemnification conferred in Section 1 of this Article VIII, and with respect to any person who was or is a party or is threatened to be made a party to, or is involved as a witness in, any proceeding by reason of the fact that such person is or was a Trustee or officer of the Trust, the advancement of expenses conferred in Section 2 of this Article VIII shall be contract rights. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this
      Article VIII (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any such person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the proceeding relating to such acts or omissions is commenced before or after the time of such amendment, repeal, modification, or adoption). Any amendment or modification of, or adoption of any provision inconsistent with, this Article VIII (or any provision hereof), that has the effect of positively affecting any right to indemnification or advancement of expenses granted to any such person pursuant hereto, shall not apply retroactively to any person who was not serving as a Trustee, officer, employee or agent of the Trust at the time of such amendment, modification or adoption.

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            Section 5. Claims. (a) If (X) a claim under Section 1 of this
      Article VIII with respect to any right to indemnification is not paid in full by the Trust or applicable Portfolio within sixty days after a written demand has been received by the Trust or applicable Portfolio or
      (Y) a claim under Section 2 of this Article VIII with respect to any right to the advancement of expenses is not paid in full by the Trust or applicable Portfolio within thirty days after a written demand has been received by the Trust or applicable Portfolio, then the Covered Person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Trust or applicable Portfolio to recover the unpaid amount of the claim.

            (b) If successful in whole or in part in any suit brought pursuant to Section 5(a) of this Article VIII, or in a suit brought by the Trust or applicable Portfolio to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the Covered Person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the Covered Person from whom the Trust or applicable Portfolio sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Trust or applicable Portfolio the reasonable expenses (including attorneys' fees) of prosecuting or defending such suit.

            Section 6. Definitions. For purposes of this Article VIII: (a) references to "Trust" include any domestic or foreign predecessor entity of this Trust in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction;
      (b) the term "disabling conduct" means willful misfeasance, bad faith, gross negligence, or the reckless disregard of the duties involved in the conduct of the Covered Person's office with the Trust or applicable Portfolio; (c) the term "expenses" includes, without limitations, attorneys' fees; (d) the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative; and (e) the term "qualifying Trustee" means any Trustee who is not an interested person (as defined in the 1940
      Act) of the Trust and is not a party to the proceeding."

      2. Capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Trust's Amended and Restated Agreement and Declaration of Trust, as amended.

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